Exhibit 99.2
FOR IMMEDIATE RELEASE
US AIRWAYS PROPOSES TO MERGE WITH DELTA
Transaction Valued at Approximately $8.0 Billion in Cash and Stock
Provides 25 Percent Premium to Current Trading Price of Delta’s
Prepetition Unsecured Claims
Merger Expected to Generate $1.65 Billion in Annual Synergies
Consumers Will Have the Advantages of a Larger, Full-Service
Provider with the Cost Structure of a Low-Fare Carrier
TEMPE, Ariz., Nov. 15, 2006 – US Airways Group, Inc. (NYSE: LCC) announced today that it has made a merger proposal to Delta Air Lines, Inc. (OTC: DALRQ.PK) under which both companies would combine upon Delta’s emergence from bankruptcy. The proposal would provide approximately $8.0 billion of value in cash and stock to Delta’s unsecured creditors. Delta creditors would receive $4.0 billion in cash and 78.5 million shares of US Airways stock with an aggregate value of approximately $4.0 billion based on the closing price of US Airways’ stock as of Nov. 14, 2006.
The combination of US Airways and Delta would create one of the world’s largest airlines and would operate under the Delta name. Customers would benefit from expanded choice as well as the reach and services of a large-scale provider within the cost structure of a low-fare carrier. As a combined company, the “New” Delta would be the number one airline across the Atlantic and the second largest airline to the Caribbean. The New Delta would reach more than 350 destinations across five continents, including North and South America, Europe, Asia and Africa. In the U.S., the combination would create a leading competitor in the Eastern U.S. and an enhanced position in the Western U.S. The combined company would be the number one airline at 155 airports. The New Delta would also be uniquely positioned to compete with low cost and legacy carriers.
US Airways’ proposal represents a 25 percent premium over the current trading price of Delta’s prepetition unsecured claims as of Nov. 14, 2006 (40 cents/dollar), assuming that there will ultimately be $16.0 billion of unsecured claims. The proposal also represents a 40 percent premium over the average trading price for Delta unsecured claims over the last thirty days.

US Airways believes that the combination will generate at least $1.65 billion in annual synergies, including $935 million in network synergies, predominantly from optimization of the airlines’ complementary networks, including rationalization of network overlap, which will result in a 10 percent reduction of the combined airlines’ capacity, reducing unprofitable flying and improving the mix of traffic. In addition, $710 million in net cost synergies will be achieved by combining facilities in overlap airports and eliminating redundant systems and overhead. Significantly, the opportunity to generate more than half of these synergies could be lost if a merger is delayed until after Delta emerges from bankruptcy. The merger is expected to be accretive to US Airways’ earnings in the first full year after completion of the merger.
US Airways Chairman and Chief Executive Officer Doug Parker stated, “We believe that the combination of US Airways and Delta, like the US Airways / America West merger we completed in September 2005, is extremely compelling and will create significant value for each of our stakeholders. The combined company will be a more effective and profitable competitor in the current fragmented marketplace, with the ability to better meet the continuing evolution of the airline industry. We will be flying under the Delta brand name, which is recognized around the world.
“Delta creditors will receive significantly greater value under this proposal than they would under any standalone plan for Delta. US Airways shareholders and Delta creditors will benefit from the significant upside potential of the combined company through their respective ownership stakes.
“Even with a 10 percent reduction in capacity, all existing U.S. destinations served today by US Airways and Delta will remain part of the new, improved network. Consumers will have the advantages of a larger, full-service airline with the cost structure of a low-fare carrier, and the communities we serve, as well as those Delta serves, will have access to a wider range of network options. More than ever, the New Delta will be able to connect our customers to the people and places they want to visit.
“All of the employees of the New Delta will benefit from working for a larger and more competitive airline. As we demonstrated during our US Airways / America West merger, long-term job security for employees in our industry results from sound economics and a healthy business able to compete in our changing marketplace,” Parker concluded.
The New Delta will create a more comprehensive global route network that will provide more choice for travelers and attract new customers to key markets. In addition, many travelers have already benefited from the US Airways / America West merger. Since the merger, US Airways has lowered leisure fares in nearly 350 markets with discounts ranging from 10 percent to 75 percent (an average reduction of 24 percent within those markets). US Airways has also lowered business fares in nearly 400 markets during the same period with reductions ranging from 10 percent to 83 percent (an average reduction of 37 percent within those markets).
Paul Reeder, President of PAR Capital Management, US Airways’ largest shareholder, said, “We enthusiastically support this transaction, which we believe offers the opportunity to build upon US Airways’ current competitive position. We have confidence in the US Airways management team, the $1.65 billion in identified synergies, and the potential upside for US Airways shareholders.” Below is the text of the letter that US Airways sent to Gerald Grinstein, Delta’s Chief Executive Officer.
November 15, 2006
VIA FACSIMILE
Mr. Gerald Grinstein
Chief Executive Officer
Delta Air Lines, Inc.
Atlanta, GA 30320-6001
Dear Jerry:
          Last Spring we had a conversation about a potential merger of US Airways and Delta. As you know, following that conversation, I sent you a letter on September 29, 2006, outlining our thoughts about a transaction, describing the significant benefits that could be achieved for both of our respective stakeholder groups from this type of transaction, and proposing to meet with you and your team to work together to further consider and develop our proposal. I was disappointed that you declined to meet or even enter into discussions in your letter of October 17, 2006. Because the benefits of a merger of US Airways and Delta are so compelling to both of our companies’ stakeholders, we believe it is important to inform them about our proposal. Therefore, we are simultaneously releasing this letter to the public.
          The Board of Directors and management team of US Airways believe that a combination of Delta and US Airways presents a significantly greater value for Delta’s creditors, customers, employees and partners than a plan to emerge from bankruptcy on a standalone basis. We also believe that, unless we act quickly to pursue a combination through the actions that can be taken during Delta’s bankruptcy process, our respective stakeholders will not be able to realize what we believe are substantial economic benefits from such a combination.

          Merger Proposal. We propose a merger of Delta and US Airways in a transaction in which Delta prepetition unsecured creditors would receive $4.0 billion in cash plus 78.5 million shares of US Airways’ common stock. Based upon the closing price of US Airways’ common stock of $50.93 on November 14, 2006, the equity component represents a value of approximately $4.0 billion. As a result of this transaction, immediately following the merger, Delta unsecured creditors would own approximately 45 percent of the combined company.
          This proposal represents an aggregate of approximately $8.0 billion in value to Delta’s prepetition unsecured creditors, before taking into account realization of any of the significant additional value from the synergies we believe are achievable. Even prior to the realization of any synergy value, this proposal represents a 25 percent premium over the current trading price of Delta’s prepetition unsecured claims as of November 14, 2006 (40 cents/dollar), assuming that there will ultimately be $16.0 billion of unsecured claims. The proposal also represents a 40 percent premium over the average trading price for Delta unsecured claims over the last thirty days. We believe that this proposal, which is based on publicly available information, fully values Delta.
          Synergy Value. What makes this proposal most compelling for both Delta creditors and US Airways shareholders are the significant synergies that we believe can be readily achieved in this proposed transaction. We have preliminarily identified annual network and cost synergies in excess of $1.65 billion, which at a median industry EBITDAR multiple of 5.0x translates into approximately $8.3 billion of additional value creation. This is value that neither of our teams, no matter how well managed, could create independently. Under the combination, these synergies would be shared by Delta creditors and US Airways shareholders in proportion to their initial ownership in the combined company.
          The synergies would be generated only through an appropriately timed transaction, and under our current analysis we believe would be as follows:
•	Approximately $710 million would be realized through expense reductions. The largest savings would be in consolidation of information systems, reduction of overhead and consolidation of facilities. Additional savings are expected through lower distribution costs and renegotiation of our collective contracts with vendors. Based upon our experience and synergies achieved with the merger of US Airways and America West, we believe this estimate is conservative.

•	Another $935 million would be realized through network rationalization synergies. Network rationalization savings would be generated by managing the combined networks to ensure that the combined fleet size is better matched to passenger demand. Network synergies would also arise from better serving our current customers, and by increasing our competitive presence, attracting new customers and corporate accounts in markets where neither carrier today is a significant competitor.
          In our US Airways/America West merger, we preliminarily identified approximately $250 million in potential annual cost synergies that we believed could be realized in that transaction. After having successfully completed that transaction over a year ago, we have now identified over $300 million in cost synergies, outperforming our expectations. Year-to-date, US Airways’ RASM is up 17.1 percent versus the industry being up 9.1 percent, which translates into $425 million in network synergies already this year. Accordingly, we have a high level of confidence that we can achieve at a minimum the synergies that we have identified in a potential Delta / US Airways merger.
          Our analysis presumes that a merger would proceed in the same fashion as the US Airways / America West transaction, with the closing in conjunction with Delta’s emergence from bankruptcy. As I have previously indicated to you, if we model a merger of our companies after Delta emerges from bankruptcy standalone, our synergy estimates are cut in half. We do not believe that simply allowing that potential value to evaporate is in the best interests of any constituency.
          Financing and Structure. We have obtained a financing commitment from Citigroup to provide $7.2 billion in new financing for this transaction. This funding would be utilized to refinance Delta’s debtor-in-possession credit facility, refinance US Airways’ existing senior secured facility with GE Capital, and provide the funding for the $4.0 billion cash portion of our offer. All other allowed secured debt and administrative claims would be assumed or paid in full.
          Preliminarily, we would intend to follow the model used successfully in the US Airways/America West merger for this transaction. We would, of course, seek to structure the transaction in a tax efficient manner for our respective stakeholders, maximizing Delta’s net operating loss carryforwards.
          Integration. Our proposal contemplates the creation of the leading global airline operating under the “Delta” name and brand. To streamline our operations and capitalize on potential synergies, we would expect to develop together an integration plan, and identify areas in which efficiencies can be maximized, including appropriate rationalization of operational centers.
          Regulatory Matters. We have worked with antitrust counsel to analyze this transaction and believe that any antitrust issues can be resolved.
          Labor Matters. We believe that this transaction is in the best interests of the employees of US Airways and Delta because of the strength and stability of the company that the transaction will produce. Also, we expect that we would move to the highest of the existing labor costs in every group. Because the wage rates for Delta and US Airways employees are not markedly different, we do not anticipate that this action will have a material negative impact, and that fact has been included in our analysis. Similar to the US Airways/America West merger in which there were no furloughs of mainline operating group employees, our current model does not assume furloughs of employees in the mainline operating groups.
          Conditions. Our proposal is conditioned on satisfactory completion of a due diligence investigation, which we believe can be completed expeditiously. In addition, the proposed transaction would be conditioned on the bankruptcy court’s approval of a mutually agreeable plan of reorganization that would be predicated upon the merger, regulatory approvals and approval of the shareholders of US Airways. Given our analysis to date, we are confident that our joint efforts would result in satisfaction of these conditions and a successful combination of our companies in a timely manner.
          This proposal presents an opportunity for Delta creditors to receive significantly higher recoveries than they can receive under any standalone plan for Delta. It is also an opportunity for US Airways shareholders to benefit from the significant upside potential of the combination. Consumers will benefit from expanded choice as well as the reach and services of a large-scale provider within the cost structure of a low-fare carrier. Our employees will benefit from a more competitive employer and our willingness to adopt highest common denominator employee costs.
          As I expressed to you previously, I understand that you and your team have worked extremely hard on your own restructuring, and greatly respect all that you have accomplished to make Delta a healthy, viable airline. We simply believe that a combination with US Airways will produce even more value for your creditors and our shareholders, and that this is a unique opportunity to create an airline that is even better positioned to thrive long into the future, whatever that future might bring to the industry, greatly benefiting our employees and customers.

          We and our advisors, Citigroup Corporate and Investment Banking and Skadden, Arps, Slate, Meagher & Flom LLP, are ready to commence due diligence and to negotiate definitive documentation immediately, and request that you agree to work with us so that this alternative to your standalone plan can be quickly and fully developed. We are prepared to meet with you, Delta’s Board, Delta’s Official Committee of Unsecured Creditors, and any major Delta creditor or other stakeholder, to achieve this outcome. I believe we owe it to our respective stakeholders to pursue this opportunity vigorously.
I look forward to hearing from you soon.
Respectfully,
/s/ Doug Parker
US Airways has committed financing from Citigroup for the proposed transaction for $7.2 billion, representing $4.0 billion to fund the cash portion of the offer and $3.2 billion in refinancing at both companies.
The US Airways proposal is conditioned on satisfactory completion of a due diligence investigation, which the Company believes can be completed expeditiously, approval by Delta’s Bankruptcy Court of a mutually agreeable plan of reorganization that would be predicated upon the merger, regulatory approvals, and the approval of the shareholders of US Airways. US Airways believes that this process could be completed in the first half of 2007.
Citigroup Corporate and Investment Banking is acting as financial advisor to US Airways, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as primary legal counsel, with Fried, Frank, Harris, Shriver & Jacobson LLP as lead antitrust counsel to US Airways.
US Airways executives will be discussing the proposal with analysts and investors on a conference call at 8:15 a.m. ET / 6:15 a.m. MT today, Nov. 15, 2006. To access the conference call, please dial 866-290-0880 (U.S. dial-in) or 913-312-1228 (international dial-in) beginning at 8 a.m. ET / 6 a.m. MT and ask to be connected to the US Airways conference call (conference ID# 4396188). A replay of the call will be available until Nov. 17, 2006 by dialing 888-203-1112 (U.S. dial-in) or 719-457-0820 (international dial-in) (conference ID# 4396188). Accompanying slides will be available on US Airways’ website, www.usairways.com. The Company will also webcast the call to all interested parties through its website at www.usairways.com. Click “About US>>Investor Relations>>Webcasts/Presentations/Updates.”
US Airways executives will also be presenting at the Citigroup Transportation Conference today at 9:35 a.m. ET / 7:35 a.m. MT, and the webcast will be available at www.usairways.com. To access the presentation, click About US >> Investor Relations >> Webcasts/Presentations/Updates.
B-roll footage of US Airways can be accessed from 06:00 a.m. to 09:00 a.m. ET at :
Satellite: AMC1
Transponder: 9
Band: C Analog
Downlink Frequency 3880 Horizontal
Orbital Slot: 103 Degrees West
US Airways is the fifth largest domestic airline employing nearly 35,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The new US Airways — the product of a merger between America West and US Airways in September 2005 — is a member of Star Alliance, which provides connections for our customers to 841 destinations in 157 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com.
FORWARD-LOOKING STATEMENTS
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan,” “guidance,” “outlook,” “could,” “should,” “continue” and similar terms used in connection with statements regarding the outlook of US Airways Group, Inc. (the “Company”). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company’s expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving West and the Company or potential business combination transaction involving Delta Air Lines, Inc. (“Delta”) and the Company, including future financial and operating results and the combined companies’ plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from the Company’s expectations. Such risks and uncertainties include, but are not limited to, the following: the impact of high fuel costs; significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; the Company’s high level of fixed obligations and its ability to obtain and maintain financing for operations and other purposes; the Company’s ability to achieve the synergies anticipated as a result of the merger with America West Holdings Corporation and the potential business combination transaction involving Delta and to achieve those synergies in a timely manner; the Company’s ability to integrate the management, operations and labor groups of the Company and America West Holdings Corporation and the Company and Delta; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; reliance on automated systems and the potential impact of any failure or disruption of these systems; the potential impact of future significant operating losses; changes in prevailing interest rates; the Company’s ability to obtain and maintain commercially reasonable terms with vendors and service providers and its reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation; the Company’s ability to use pre-merger NOLs and certain other tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in court or out of court restructuring by major airlines; continued existence of prepetition liabilities; interruptions or disruptions in service at one or more of the Company’s hub airports; weather conditions; the Com pany’s ability to obtain and maintain any necessary financing for operations and other purposes; the Company’s ability to maintain adequate liquidity; the Company’s ability to maintain contracts that are critical to its operations; the Company’s ability to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the Company’s ability to attract and retain customers; the cyclical nature of the airline industry; the Company’s ability to attract and retain qualified personnel; economic conditions; and other risks and uncertainties listed from time to time in the Company’s reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. The Company assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, which is available at www.usairways.com.

ADDITIONAL INFORMATION
Subject to future developments, US Airways may file with the United States Securities and Exchange Commission a registration statement to register the US Airways shares which would be issued in the proposed transaction and/or a proxy statement with respect to the proposed transaction. Investors and security holders are urged to read the registration statement and/or proxy statement (when and if available) and any other relevant documents filed with the Commission, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain a free copy of the registration statement and/or proxy statement (when and if available) and other relevant documents at the Commission’s Internet web site at www.sec.gov. The registration statement and/or proxy statement (when and if available) and such other documents may also be obtained free of charge from US Airways by directing such request to: US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281 Attention: Chief Legal Officer.
Contacts:
Media:
Elise Eberwein
Andrea Rader
Phil Gee
(480) 693-5729
Investors:
Elise Eberwein
Derek Kerr
Dan Cravens
(480) 693-1227
Joele Frank / Kelly Sullivan
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449